Exhibit 10.5

Execution Version

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is dated as of August 14, 2025 (the “Commencement Date”) by and between Systems Innovation Engineering LLC (the “Company”), and Brian Morrison (the “Employee”) (each individually a “Party” and collectively the “Parties”).

WHEREAS, Employee and the Company desire to enter into this Agreement, and Employee is willing to begin Employee’s employment on the terms hereinafter set forth in this Agreement.

NOW, THEREFORE, the Parties hereby agree as follows:

§1. EMPLOYMENT. The Company hereby employs Employee as Chief Executive Officer of the Company and Chief Executive Officer of the Company’s ultimate parent, Accelint Holdings LLC (“Accelint”) or in any other commensurate role to which Employee may be assigned from time to time, and Employee hereby accepts employment, upon the terms and subject to the conditions hereinafter set forth.

§2. DUTIES. During Employee’s employment with the Company, Employee agrees to devote Employee’s full time and energy and all of Employee’s skill and best efforts to the performance of Employee’s job duties, as assigned by the Company or its ultimate parent, Accelint, provided such duties are commensurate with the position of Chief Executive Officer of the Company or Accelint, and to the business of the Company, Accelint and their respective direct or indirect subsidiaries (collectively, the “Company Group”) and shall perform such duties in a diligent, trustworthy, and business-like manner in full compliance with all applicable laws. Employee shall not at any time during Employee’s employment with the Company participate in any material way in any other business to the extent that such participation adversely affects Employee’s performance of Employee’s job duties for the Company in any manner. Employee acknowledges and agrees that Employee will comply with the Company Group’s existing and future written policies, manuals and procedures as adopted and provided to Employee, provided such written policies, manuals and procedures apply to all similarly situated executive employees of the Company Group.

§3. EMPLOYMENT TERM. Employee’s employment hereunder shall commence on the Commencement Date, and shall continue until terminated pursuant to §5 hereof (the “Term”).

§4. COMPENSATION AND BENEFITS. In consideration for Employee’s services hereunder, the Company shall compensate Employee during the Term as follows:

(a) Base Salary. The Company shall pay Employee, in accordance with the Company’s payroll practices, an initial annual base salary of $500,000, which base salary shall be periodically reviewed by the board of managers of the Company (the annual base salary, as in effect from time to time, is hereinafter referred to as the “Base Salary”). The Base Salary shall compensate Employee for all services that Employee provides to the Company Group.

(b) Benefits. Employee shall be eligible to participate in the Company’s benefit and fringe benefit programs offered to other similarly situated executives of the Company as in effect from time to time, on and after the Commencement Date. The amount, eligibility, and extent of the benefits shall be governed by the applicable benefit or fringe benefit plan, policy, or program, as such plan or program may exist from time to time. The Company reserves the right to adopt, amend, modify, or terminate any such benefit plan, policy or program at any time, provided such amendments, modifications or terminations apply to all similarly situated executive employees of the Company Group.

(c) Expenses. Subject to §12(j), the Company shall reimburse Employee for all reasonable business expenses authorized by the Company and reasonably and necessarily incurred by Employee during the Term in the performance of Employee’s duties and responsibilities for the Company in accordance with the Company’s business expense and other reimbursement policies, as they may exist from time to time. Employee also shall comply with such budget limitations and approval and reporting requirements with respect to expenses the Company Group may establish from time to time.

(d) Annual Bonus. Employee shall be eligible to participate in a discretionary annual bonus plan during the Term, with a target annual bonus of $300,000 (which target bonus shall be $150,000 for CY2025), which such bonus plan would be based on the performance of the overall Accelint business as well as the individual performance of the Company. The Company shall have sole discretion to determine, on a prospective basis, the performance metrics which must be met, if any, for any such annual bonus to be paid to Employee for each applicable year during the Term. Any annual bonus shall be paid to Employee at the same time as annual bonuses are generally payable to other similarly situated executives of the Company subject to Employee’s continuous employment through the payment date except as otherwise provided for in this Agreement.

(e) Management Incentive Plan. As soon as practicable following the Commencement Date and subject to the approval of Accelint’s board of managers, Employee will be granted a number of Class P Units of FS Management Equity LLC representing approximately 2.08% of the Company Group on a fully-diluted basis as of the date hereof, subject to a participation threshold, with such units vesting upon a Change of Control (as defined in the Amended and Restated Limited Liability Company Agreement of TCFIV FS LLC, dated November 9, 2022), subject to Employee’s continued employment with the Company Group through such Change of Control. The Class P Units will be subject to the terms and conditions of a separate award agreement to be entered into by Employee and the Company Group. In addition, to the extent additional Class P Units become available for issuance as a result of forfeiture by other Company Group employees, Employee shall be eligible for additional Class P Units at the discretion of the Company Group.

(f) Compensation. Compensation shall only be required, and Employee’s entitlement to any of the benefits referenced in this §4, shall only be in effect during the Term, and any termination of Employee’s employment or of this Agreement shall terminate the Company’s obligation to compensate Employee in any manner or provide any of the benefits referenced in this §4 for any date after the termination of Employee’s employment, unless otherwise required by this Agreement, applicable law or by the applicable plan documents as they may be amended from time to time. All payments referenced in this §4 are subject to all required and/or authorized tax withholdings and deductions.

§5. TERMINATION OF EMPLOYMENT. Employee’s employment hereunder shall continue until the occurrence of any of the following:

(a) Death or Disability. Employee’s employment shall terminate immediately upon the death of Employee. Subject to applicable law, at the option of the Company, Employee’s employment shall terminate in the event of Employee’s disability, upon thirty (30) days’ written notice from the Company to Employee. Employee shall be deemed disabled for the purposes of this Agreement only if: (i) Employee has for ninety (90) consecutive days or one hundred eighty (180) non-consecutive days in any twelve (12) month period been disabled in a manner which has rendered Employee unable to perform the essential functions of Employee’s job duties, with or without reasonable accommodation; (ii) Employee is determined to be disabled under the terms of any long-term disability plan in effect for Company employees at the applicable time; or (iii) Employee is determined to be disabled by the U.S. Social Security Administration. Employee will cooperate in submitting to any requested medical examination for the purpose of certifying disability under this §5(a) and will sign any documents needed to release the results of such medical examination to the Company or the Company’s designee for the purpose of any determination under this §5(a).

(b) For Cause. The Company may terminate Employee’s employment for “Cause” immediately upon written notice by the Company to Employee. For purposes of this Agreement, “Cause” shall mean:

(i) The Company, in its reasonable discretion, determines that Employee has committed any act of fraud, embezzlement, misappropriation, or theft in the course of Employee’s employment with the Company, or regarding any aspect of the Company Group’s businesses;

(ii) Employee has been convicted of, or pleaded guilty or nolo contendere to, any violation of any federal, state, or local law, ordinance, rule, or regulation (other than minor traffic violations or similar offenses) that the Company determines in its reasonable discretion is, or is reasonably likely to be, materially detrimental to the business, reputation, or goodwill of the Company Group or Employee’s ability to perform Employee’s job position with the Company Group;

(iii) Employee has been convicted of, or pleaded guilty or nolo contendere to, any felony or any crime involving moral turpitude;

(iv) Employee has (A) failed to substantially perform Employee’s material job duties or responsibilities under this Agreement or as prescribed to Employee by the Company or Accelint or (B) materially breached any provision under this Agreement or any other written agreement between Employee and the Company Group, or any of the Company Group’s written policies provided to Employee, and if such failure or breach is curable by Employee, such failure or breach is not cured to the reasonable satisfaction of the Company within thirty (30) days after Employee’s receipt of written notice of such failure or breach; or

(v) Employee has engaged in any act of gross negligence, disloyalty, or unfaithfulness concerning the Company Group.

(c) Termination without Cause. The Company may terminate Employee’s employment without Cause upon thirty (30) days advance written notice to Employee.

(d) Termination by Employee for Good Reason. Subject to the notice and right to cure as set forth in this §5(d), Employee may terminate Employee’s employment for Good Reason. “Good Reason” shall mean any of the following that occurs without Employee’s consent:

(i) any change in Employee’s title or material diminution of Employee’s duties or responsibilities;

(ii) a reduction of 10% or more of the Base Salary by the Company (other than pursuant to an across-the-board reduction applicable to all similarly situated executives of the Company); or

(iii) any requirement to relocate Employee to any place outside of a twenty (20) mile driving distance from Employee’s current work site.

To terminate Employee’s employment for Good Reason, Employee must provide written notice of Employee’s intent to resign for Good Reason, which written notice, to be effective, must be provided to the Company within sixty (60) days after the occurrence of, and set forth in reasonable specificity, the event that constitutes Good Reason, and which resignation will be effective upon the expiration of the thirty day notice period if not cured by the Company within such period.

(e) Termination by Employee without Good Reason. Employee may terminate Employee’s employment at any time without Good Reason upon thirty (30) days’ prior written notice to the Company.

(f) Rights and Remedies on Termination.

(i) All Terminations. Upon Employee’s death, disability or upon the termination of Employee’s employment at any time by Employee or by the Company, for any reason or for no reason, the Company shall be required to pay Employee or, upon Employee’s death, Employee’s estate for (A) any unpaid Base Salary due for the period through the date of termination, and (B) following submission of proper expense reports by Employee, reimbursement for all expenses properly incurred in accordance with §4(c) of this Agreement prior to the date of termination (the items set forth in the foregoing clauses (A) and (B), collectively, the “Accrued Benefits”). In addition, upon Employee’s death or disability, Employee or his estate shall be paid, on a pro rata basis, any earned annual bonus, with such amount being paid at the same time as annual bonuses are generally payable to other similarly situated executives of the Company.

(ii) Severance. Subject to the provisions of §5(g) below and this §5(f)(ii), upon the termination of Employee’s employment by Employee for Good Reason or by the Company without Cause, Employee shall be entitled to receive, as a severance payment, (A) an amount equal to twelve (12) months of Employee’s Base Salary, which amount shall be paid in equal installment payments on the Company’s regular payroll dates (subject to the provisions of §5(g) below) through the date that is the shorter of (1) twelve (12) months from the date of termination of Employee’s employment with the Company in accordance with the Company’s then current payroll practices or (2) the Restricted Period (“Severance Term”), (B) provided Employee elects to continue group health insurance coverages (medical, dental and vision) under the provisions of COBRA, the Company will pay the same amounts toward such coverages as paid for the benefit of Employee prior to termination during the Severance Term; and (C) any unpaid annual bonus in respect of any completed fiscal year that has ended prior to the date of such termination, which amount shall be paid at such time as annual bonuses are paid to other similarly situated executives of the Company, but in no event later than March 15th of the year following the year in which such termination occurred (the items set forth in the foregoing clauses (A), (B) and (C), collectively, the “Severance Payments”). Notwithstanding anything stated in this §5(f)(ii), Employee shall not receive the Severance Payments or any other severance benefits from the Company if Employee’s employment is terminated by Employee for other than Good Reason, by the Company for Cause, or because of Employee’s death or disability.

(g) Release. Employee’s right to receive the Severance Payments set forth in §5(f)(ii) is expressly conditioned upon Employee executing and delivering to the Company, within fifty (50) days of the employment termination date, a written release in a form reasonably agreeable to the Company and the expiration of the revocation period described therein without such release or any portion thereof having been revoked. Notwithstanding anything herein to the contrary, the first Severance Payment pursuant to this §5(f)(ii)(A) shall be paid on the first payroll date that is no more than fifteen (15) days after Employee’s execution of the aforementioned release; provided that, any payments which would otherwise have been payable to Employee prior to the first payroll date that is fifteen (15) days after Employee’s execution of the aforementioned release shall be paid in a lump sum on such first payroll date, with the remainder payable over the Severance Term as provided in §5(f)(ii). Employee shall not be entitled to any severance or other compensation on or after termination of employment except as set forth above in this §5.

§6. CONFIDENTIAL INFORMATION. Employee recognizes and acknowledges that Employee has received Confidential Information concerning the Company Group, and the Company Group agrees to provide Employee with additional Confidential Information concerning the Company Group to which Employee has not previously had access. For purposes of this Agreement “Confidential Information” includes trade secrets or confidential information of the Company Group, including, without limitation: current and/or prospective client, referral source, business partner, investor, merchant and/or vendor lists, databases, identity, contact, preferences, purchasing patterns, pricing policies, upcoming needs, and/or other information and/or history; contracts; processes; technical data or processes; policies; pricing, costs, marketing, sales, profits, business, marketing and/or other strategies, plans, analysis, studies, practices or information; designs; testing results; business and/or training manuals; business and/or financial information; audit processes; management methods and/or information; proprietary computer programs, information processing standards and practices; customer service and service quality standards; any original works of authorship by the Company Group; or other business information disclosed to Employee by the Company Group, either directly or indirectly, in writing, orally, or by drawings or observation and, concerning all of the types of information described herein, regardless of whether it was received prior to or after the Commencement Date; provided, however, that “Confidential Information” shall not include information that (a) was, is, or becomes generally available to the public other than as a result of a breach of this Agreement by Employee, (b) is known to Employee prior to the date of this Agreement, or (c) is created by Employee after the date of this Agreement without the use of any Confidential Information. Employee understands and agrees that the Company Group is not required to provide Employee with all of the types of Confidential Information listed in the preceding sentence, but that the Company Group will provide Employee with access to some of these types of Confidential Information in a manner and at a time in the Company’s sole discretion. In exchange for the Company Group’s promise to provide Employee with Confidential Information, Employee shall not, during the period of Employee’s employment or at any time thereafter, take, disclose, publish, use, exploit, or solicit, allow or assist another person to use, take, disclose, publish or exploit any Confidential Information, except as: (x) required in the ordinary course of the Company Group’s business directly related to Employee’s employment with the Company and for the benefit of the Company Group; or (y) as required by law. Employee further represents Employee will not, and acknowledges that the Company has specifically instructed Employee not to, disclose to the Company Group, use, or induce the Company Group to use any confidential or proprietary information or material belonging to any third party. Additionally, during Employee’s employment, the Company Group or Employee may receive from third parties their confidential information. Employee agrees not to take, use, publish, exploit or disclose any third party’s confidential information to any person or organization except as necessary in the course of Employee’s employment with the Company and in accordance with any use agreement between the Company Group and such third party. Furthermore, upon request by the Company or upon the termination of Employee’s employment with the Company for any reason, Employee shall immediately return and deliver to the Company any and all Confidential Information and all other Company Group documents and items – whether in hard or digital form – and all copies thereof which belong to the Company Group or relate to the Company Group’s business and which are in Employee’s possession, custody or control, whether prepared by Employee or others, without altering such documents or items before providing them to the Company, including, without limitation, by not deleting any files or other information from any Company laptops or other devices before providing them to the Company. Employee further agrees that, after Employee provides a copy of such information or documents to the Company, Employee will: (a) immediately delete and write over any information or documents relating to the Company Group’s business from any computer, cellular phone or other digital or electronic device owned by Employee; and (b) execute a termination certificate, certifying the return of all Confidential Information and the deletion of all such information from any digital or electronic device owned by Employee and provide such certificate to the Company. Notwithstanding any other provision of this Agreement: (1) Employee may disclose Confidential Information when required to do so by a court of competent jurisdiction, by any governmental agency having authority over Employee or the business of the Company Group or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order Employee to divulge, disclose or make accessible such information; and (2) nothing in this Agreement is intended to interfere with Employee’s right to (A) report possible violations of state or federal law or regulation to any governmental or law enforcement agency or entity; (B) make other disclosures that are protected under the whistleblower provisions of state or federal law or regulation; (C) file a claim or charge with the Equal Employment Opportunity Commission (“EEOC”), the Texas Workforce Commission, any state human rights commission, or any other governmental agency or entity; or

(D) testify, assist, or participate in an investigation, hearing, or proceeding conducted by the EEOC, any state human rights commission, any other governmental or law enforcement agency or entity, or any court. For purposes of clarity, in making or initiating any such reports or disclosures or engaging in any of the conduct outlined in subsection (2) above, Employee may disclose Confidential Information to the extent necessary to such governmental or law enforcement agency or entity or such court, need not seek prior authorization from the Company, and is not required to notify the Company of any such reports, disclosures or conduct. Employee is also hereby notified in accordance with the Defend Trade Secrets Act of 2016 that Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Employee files a lawsuit for retaliation against the Company for reporting a suspected violation of law, Employee may disclose the Company Group’s trade secrets to Employee’s attorney and use the trade secret information in the court proceeding if Employee files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order. Nothing in this §6 shall prohibit Employee from testifying truthfully in any proceeding, providing truthful information as legally required to provide such information, disclosing information about unlawful acts in the workplace, including, without limitation, any sexual harassment or illegal discrimination.

§7. NON-SOLICITATION, NON-INTERFERENCE, AND NON-RECRUITMENT COVENANTS. Employee recognizes and agrees that: (i) it has taken a considerable amount of time, effort, and expense to develop the Confidential Information and business goodwill; (ii) the Confidential Information and the business goodwill are valuable assets to the Company Group and give the Company Group a competitive advantage over others who do not have this information; and (iii) any unauthorized use or disclosure of the Confidential Information and/or damage to the Company Group’s business goodwill would cause irreparable harm to the Company Group for which there is no adequate remedy at law. For these reasons, Employee agrees that to protect the Company Group’s Confidential Information and business goodwill, it is necessary to enter into the following restrictive covenant. During Employee’s employment with the Company Group and for the earlier of one year following (a) the termination of Employee’s employment with the Company Group, looking at the last date of employment with either the Company Group when determining the termination of employment date or (b) a Change of Control (as defined in the Amended and Restated Limited Liability Company Agreement of TCFIV FS LLC, dated November 9, 2022) (“Restricted Period”), Employee, either individually or as a principal, director, officer, partner, manager, contractor, employee, lender, investor, volunteer or in any other manner or capacity whatsoever, shall not, directly or indirectly:

(a) own, establish, manage, engage in, operate, control, work for, consult with, render services for, do business with, provide financing for, maintain any interest in (proprietary, financial or otherwise), or participate in the ownership, establishment, management, operation, or control of any business or enterprise, whether in corporate, proprietorship or partnership form or otherwise, that engages in the business of software development, design services, systems engineering, program management, operations management, logistics support, cybersecurity and/or any related support services for government customers or commercial customers within the aerospace and defense industries, critical infrastructure end markets, and/or any other markets served by the Company Group, including without limitation and together with any related support services the fields of (i) human-computer interaction, which includes the visualization of cognitive processes, tools and methodologies for the design of intelligent software agents and visualization of software agent behavior, the use of software agents in intelligent user interfaces, the use of software agents in multi-media information presentation and configuration, and the design of user interfaces and information visualization systems for complex decision making, (ii) artificial intelligence, including rule-based expert systems, cognitive modeling, and autonomous agents, (iii) simulation-based and adaptive training, robotics, and data fusion, and (iv) geospatial intelligent insights and actions platforms or any other business in which the Company Group was engaged (or was actively contemplating becoming engaged in, provided that Employee was involved in, or had knowledge, of such efforts to become engaged in the new business line) (the “Business”) anywhere in the United States (the “Restricted Area”), other than the Company Group (such other business or enterprise, a “Competing Business”), provided that Employee may own less than 2% of the outstanding capital stock of any publicly-traded company, and provided further that the restrictions of this provision shall only apply to the extent the services provided by Employee on behalf of such Competing Business are actually competitive with the Business of the Company Group. Employee n shall be deemed to be engaging in business in the Restricted Area if Employee uses any device to communicate with any person located in the Restricted Area;

(b) solicit, induce or encourage, except on behalf of the Company Group during Employee’s employment with the Company, any actual or prospective client, customer, supplier, or licensor of Company (including any existing customer of the Company Group and any person or entity that was a client, customer, supplier or licensor with Company Group or had been contracted by the Company Group to be a customer of the Company Group at any time within the six (6) months before such solicitation, inducement or encouragement) or any other person or entity who or which has a material business relationship with the Company Group to do business with a Competing Business or terminate or materially modify any such actual or prospective relationship with the Company Group; provided, however, that the foregoing restrictions only apply to actual or prospective clients, customers, suppliers, or licensors of the Company Group with whom or which Employee had contacted during Employee’s employment with the Company Group or about which or whom Employee received Confidential Information; and/or

(c) hire, engage, solicit for employment, induce or encourage to leave the employment of, or engagement with, the Company Group, on behalf of Employee or any other person or entity, any employee or independent contractor of the Company Group or any person employed or engaged by the Company Group within the twelve-month period prior to any such hiring, engagement, solicitation for employment, inducement or encouragement to leave the employment or engagement by Employee, directly or indirectly; provided, however, that the foregoing restrictions set forth in this §7(c) only apply to employees or independent contractors with whom Employee had contact with during Employee’s employment with the Company Group and will not preclude general solicitations in newspapers or similar mass media not targeted toward employees, former employees, or independent contractors of the Company Group.

(d) Employee acknowledges that the restrictions contained in §§6 and 7, in view of the nature of the Company Group’s business and the Company Group’s Confidential Information and business goodwill, are reasonable and necessary to protect the Company’s legitimate business interests and goodwill. Therefore, Employee agrees that the Company Group shall be entitled to a temporary restraining order and injunctive relief restraining Employee from the commission of any breach of §§6 and 7. Nothing contained in this Agreement shall be construed as prohibiting the Company Group from pursuing any other remedies available to it for any breach or threatened breach, including, without limitation, the recovery of money damages. The existence of any claim or cause of action by Employee against the Company Group, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company Group of §§6 and 7 of this Agreement. If Employee (i) breaches any restriction in §§6 and/or 7, or (ii) if Employee or anyone acting on Employee’s behalf brings a claim against the Company Group seeking to declare any term in §§6 and/or 7 void or unenforceable, the Company Group shall be entitled to damages incurred by the Company Group as a result of any breach, in addition to any other remedies. If Employee is found by a court of competent jurisdiction to have violated any of the restrictions contained in §7, the Restricted Period will be deemed to be extended for a period of time equivalent to the time Employee was in violation of any of the restrictions in §7 and will not run in favor of Employee until such time that Employee cures the violation to the reasonable satisfaction of the Company Group and the Company Group has received compliance from Employee for a period of one (1) year after Employee’s employment with the Company ends. In any action(s) seeking to enforce §§6 and 7, the substantially prevailing party shall be entitled to an award of its reasonable attorneys’ fees and costs incurred in such action(s).

§8. OWNERSHIP OF INFORMATION, INVENTIONS AND ORIGINAL WORKS. “Materials” means all ideas, inventions, works of authorship, concepts, processes, formulas, data, computer programs, improvements, discoveries, developments, designs, and techniques related to the Business or any current or planned line of business of the Company Group that are authored, conceived, or reduced to practice by Employee, either alone or jointly with others, during Employee’s employment with the Company Group. “Intellectual Property Rights” means patents, copyrights, trademarks, trade secrets, and moral rights. All Intellectual Property Rights in Materials shall be and shall remain owned by the Company Group and shall be Confidential Information. To the extent applicable, the Materials are to be considered works made for hire, as that term is defined in the United States Copyright Act (17 U.S.C. § 101). Employee hereby irrevocably assigns and shall be deemed to have assigned to the Company Group all of Employee’s right, title and interest in and to any and all Materials, including any related Intellectual Property Rights, whether or not patentable or registrable under copyright or similar statutes. Employee and the Company recognize that this Agreement does not require assignment of any Materials (i) developed entirely on Employee’s own time; and (ii) developed without equipment, supplies, facility, trade secrets, or proprietary information of the Company Group, unless such Materials either: (a) relate at the time of conception or reduction to practice of the invention to the Business, or actual or demonstrably anticipated research of development of the Company Group; or (b) result from any work performed by Employee for the Company Group. Employee will promptly and fully disclose to the Company any and all Materials at the time such Materials are first reduced to practice or first fixed in a tangible form. Employee will, at the Company Group’s expense, assist the Company Group to obtain and enforce United States and foreign Intellectual Property Rights relating to Materials. Employee will execute, verify and deliver documents and perform other acts as the Company Group may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Intellectual Property Rights and the assignment thereof. All inventions and works of authorship, if any, patented or unpatented, registered or unregistered, that Employee made prior to the Commencement Date that are not owned by the Company Group are listed on an attachment hereto (hereafter referred to as the “Prior Materials”). If no such list is attached, Employee represents that Employee does not own or possess any Prior Materials. Employee shall not use any Prior Materials in any manner in connection with the Business. If Employee incorporates Prior Materials owned by Employee, or in which Employee has an interest, into any Materials, the Company Group is hereby granted and shall have a nonexclusive, royalty-free, fully paid-up, irrevocable, perpetual, worldwide, sublicensable (directly or indirectly) license to make, have made, modify, use, sell, have sold, copy, distribute, create derivative works, display, perform, and transmit such Prior Materials.

§9. NONDISPARAGEMENT. In consideration of Employee’s services hereunder and the compensation and benefits to be paid or provided to Employee by the Company Group, (A) Employee agrees that Employee will not, during or after the Term, make any statement or otherwise take any action that would or might reasonably be interpreted as harmful or disparaging to the Company Group, any of their respective products or services, or any of their respective equity holders, managers, officers, employees, agents or representatives and (B) Company agrees that the Company Group’s officers, directors and executive employees will not, during or after the Term, make any statement or otherwise take any action that would or might reasonably be interpreted as harmful or disparaging to Employee. However, nothing in this §9 shall prohibit any party from testifying truthfully in any proceeding, providing truthful information as legally required to provide such information, disclosing information about unlawful acts in the workplace, including, without limitation, any sexual harassment or illegal discrimination.

§10. NO EXPECTATION OF PRIVACY. Employee understands and agrees that Employee has no expectation of privacy with respect to the Company Group’s telecommunications, networking, or information processing systems (including, without limitation, any stored, created or accessed computer files, information or communications, e-mail messages, text messages, and voice messages) and that Employee’s activity and any files, information, or communications on or use of any such systems may be accessed, monitored, copied, disclosed, used, and saved by the Company Group at any time without notice to Employee.

§11. TRANSITION SUPPORT. The Company Group agrees to use commercially reasonable efforts to assist Employee with the transition of employment from Employee’s prior employer to the Company Group, including reimbursement and or upfront payment for reasonable documented third-party fees and expenses incurred by Employee in connection therewith.

§12. GENERAL.

(a) Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or if mailed by certified mail, return receipt requested, postage prepaid or sent by facsimile, to the relevant address set forth below, or to such other address as the recipient of such notice or communication shall have specified to the other Party hereto in accordance with this §12(a):

If to the Company, to:

c/o Accelint Holdings LLC

2021 McKinney Avenue, Suite 1200

Dallas, Texas 75201

Attn:

Email:

With a copy to:

Willkie Farr & Gallagher LLP

600 Travis Street

Houston, TX 77002

Attn:

Email:

If to Employee, to the address or e-mail address listed on the signature page hereto.

Any such written notice shall be effective (i) if delivered personally, when received, (ii) if sent by overnight courier, when receipted for, (iii) if mailed, five (5) days after being mailed as described above, and (iv) if sent by email, upon receipt of a received confirmation which indicates the date that the email was received by the other Party.

(b) Rights Cumulative. The rights and remedies provided herein are cumulative, and the exercise of any right or remedy, whether pursuant hereto, to any other agreement, or to law, shall not preclude or waive the right to exercise any or all other rights and remedies.

(c) Survival of Obligations. Termination of this Agreement or Employee’s employment shall not affect the continuing obligations as set forth in this Agreement, including, without limitation, those obligations set forth in §§5, 6, 7, 8, 9, 10, 11 and 12.

(d) Severability. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired. Employee further agrees that in the event any of the covenants contained in §7 are held by any court to be effective in any particular area or jurisdiction only if said covenant is modified to limit its duration or scope, then the court shall reform the covenant and the Parties shall consider such covenant(s) and/or other provisions of §7 to be amended with respect to that particular jurisdiction so as to comply with the order of any such court and, as to all other jurisdictions, the covenants contained in §7 shall remain in full force and effect as originally written.

(e) Waivers. Subject to the terms herein, no delay or omission by either Party hereto in exercising any right, power or privilege hereunder shall impair such right, power or privilege, nor shall any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.

(f) Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(g) Assignment. Employee agrees that the Company may assign to another person or entity any of the Company’s rights under this Agreement, provided that the Company or its assign shall remain fully liable for all of its obligations hereunder. Employee may not assign Employee’s obligations under this Agreement. This Agreement shall be binding upon and inure to the benefit of the heirs, successors and permitted assigns of each of the Parties hereto. The Parties agree that the members of the Company Group are intended third party beneficiaries to this Agreement and may enforce §§6, 7, 8, 9, 10, and 12 of this Agreement as if the members of the Company Group were parties to this Agreement.

(h) Entire Agreement; No Oral Modification. This Agreement contains the entire understanding of the Parties, supersedes all prior agreements and understandings relating to the subject matter hereof, except as otherwise stated in this §12(h). This Agreement shall not be amended except by a written instrument hereafter signed by each of the Parties. Employee also agrees to execute and deliver all documents and perform all further acts that may be necessary to carry out the provisions of this Agreement. In entering into this Agreement, Employee did not rely on any statements from the Company, other than those contained in this Agreement. Rather, Employee relied on Employee’s own judgment.

(i) Governing Law. This Agreement and the performance hereof shall be construed and governed in accordance with the laws of the State of Texas, and the Parties waive the application of conflicts of laws provisions or principles of any state or jurisdiction. Concerning any dispute arising out of or relating to this Agreement, the Parties hereby irrevocably submit to the exclusive jurisdiction of any appropriate federal or state court located within Dallas County, Texas or, if a mandatory venue provision is applicable, to the jurisdiction of any other federal or state court within the State of Texas required to hear such matter by any such applicable mandatory venue provision. The Parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the Parties agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(j) Section 409A. This Agreement is intended to be interpreted and applied so that the payments and benefits set forth herein shall either be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other authoritative guidance issued thereunder (“Section 409A”), or shall comply with the requirements of Section 409A. In no event may Employee, directly or indirectly, designate the calendar year of any payment to be made under this Agreement or otherwise which constitutes a “deferral of compensation” within the meaning of Section 409A. Notwithstanding anything in this Agreement or elsewhere to the contrary, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that constitute “non-qualified deferred compensation” within the meaning of Section 409A upon or following a termination of Employee’s employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service” within the meaning of Section 409A. For purposes of Section 409A, each payment under this Agreement to Employee (including any installment payments) shall be deemed a separate payment. With respect to any expense reimbursement provided pursuant to this Agreement (i) the expenses eligible for reimbursement must be incurred during the term of employment, (ii) the amount of expenses eligible for reimbursement during any calendar year will not affect the amount of expenses eligible for reimbursement in any other calendar year, (iii) the reimbursements for expenses for which Employee is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, and (iv) the right to payment or reimbursement hereunder may not be liquidated or exchanged for any other benefit. Notwithstanding any provision in this Agreement or elsewhere to the contrary, if on Employee’s termination of employment, Employee is deemed to be a “specified employee” within the meaning of Section 409A, any payments or benefits due upon a termination of Employee’s employment under any arrangement that constitutes a “deferral of compensation” within the meaning of Section 409A (whether under this Agreement, any other plan, program, payroll practice or any equity grant) and which do not otherwise qualify under the exemptions under Treasury Regulation Section 1.409A-1 (including without limitation, the short-term deferral exemption and the permitted payments under Treasury Regulation Section 1.409A-1(b)(9)(iii) (separation pay plan exemption), shall be delayed and paid or provided to Employee in a lump sum (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) on the earlier of (x) the date which is six (6) months and one (1) day after Employee’s separation from service for any reason other than death, and (y) the date of Employee’s death, and any remaining payments and benefits shall be paid or provided in accordance with the normal payment dates specified for such payment or benefit.

(k) Employee Acknowledgment. Employee has had the opportunity to consult legal counsel in regard to, and has read and understood, this Agreement. Employee is fully aware of Employee’s legal effect, and has entered into it freely and voluntarily and based on Employee’s own judgment and not on any representations or promises other than those contained herein.

* * * * *

IN WITNESS WHEREOF, and intending to be legally bound hereby, the Parties have caused this Employment Agreement to be duly executed as of the date and year first above written.

SYSTEMS INNOVATION ENGINEERING LLC

By:	/s/ John Hamilton
Name: John Hamilton
Title: Vice President

Employee:

/s/ Brian Morrison
Address:
Email:

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